Exhibit 99.1

        WOLLEMI MINING CORP CHANGES NAME TO PACIFIC BEPURE INDUSTRY INC.
             AND BEGINS TRADING TODAY WITH A NEW STOCK SYMBOL: PBEP

JINJIANG CITY, FUJIAN PROVINCE, P.R. CHINA- December 17, 2009 - WOLLEMI MINING CORP. (OTC BB:WOLI) announced that effective today the Company has officially changed its name to PACIFIC BEPURE INDUSTRY INC., and the Company's new stock symbol on the OTC Bulletin Board is PBEP.

The Company's new name reflects its current business of designing, manufacturing and selling its own branded, moderately priced footwear--primarily for women--throughout China and South America. Domestically, its footwear sells under the widely known brand name "Baopaio" or "Bepure."

Mr. Haiting Li, Chairman and CEO of the Company, stated, "We are extremely pleased with this latest step in broadening awareness of our brand name as we continue to prepare for continuing strong growth in China and elsewhere in the world in a strengthening economic environment."

The Company, headquartered in Jinjiang City, in the PRC, recently reported 2008 sales grew to approximately $20 million, a 49% advance over the prior year, as it produced more than 2.2 million pairs of shoes during the year. Net income in 2008 of $4.4 million grew 59% compared to the prior year. In the first six months of 2009, the Company reported a sales advance of approximately 13% over the same period last year to $7,061,013 despite prevailing economic conditions. At the same time, it maintained prices to retain market share, which lowered net income by approximately $100,000 to $1,297,326.

"We have taken a number of steps in recent months to regain momentum in a rebounding economy, and I believe our full year results will reflect this," Mr. Li said. He added, "In particular, we have opened our own retail outlets in major cities throughout China, are establishing a strong profitable presence in South America, and are building a factory that upon completion will expand our production capacity by 50% and reduce our costs. Not least of all, following completion of a reverse merger last month, we have established trading in our shares in the U.S."

He continued, "While we are focused, in particular, on expanding our new lines of moderately priced casual sports and athletic shoes for women, our outdoor, business and traveling series of shoes continue to be regarded by Chinese consumers as among their favorite products and we will build upon this success in China and abroad. The road ahead is very exciting."
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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

CONTACTS:

Haiting Li
Chairman and Chief Executive Officer
Tel: (86 595) 8677 0999
Fax: (86 595) 8677 5388


Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
Tel: 212-425-5700
Fax: 646-381-9727


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